Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-273353 and No. 333-283915, and Form S-8 No. 333-228585, No. 333-239996, No. 333-256408, No. 333-265160, No. 333-272157, No. 333-279645, No. 333-287498, No. 333-292866, and No. 333-296150) and related Prospectuses of Nomura Holdings, Inc. of our reports dated June 22, 2026, with respect to the consolidated financial statements of Nomura Holdings, Inc. and the effectiveness of internal control over financial reporting of Nomura Holdings, Inc., included in this Annual Report (Form 20-F) for the year ended March 31, 2026.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

June 22, 2026